M A C K – C A L I R E A L T Y C O R P O R A T I O N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Virginia Sobol
	Executive Vice President	Vice President, Marketing and
	and Chief Financial Officer	Public Relations
	(908) 272-8000	(908) 272-8000

Melanie Keenan

Senior Vice President

Rubenstein Associates

(212) 843-8092

MACK-CALI TO ACQUIRE OFFICE COMPLEX IN D.C. MARKET

—Acquisition of Capital Office Park in Greenbelt, Maryland to

Enhance Presence in D.C. Market—

Cranford, New Jersey—November 28, 2005—Mack-Cali Realty Corporation (NYSE: CLI) today announced that it has entered into a contract to acquire all the interests in Capital Office Park, a seven-building class A office complex totaling approximately 842,300 square feet in Greenbelt, Maryland, for aggregate purchase consideration of approximately $161.7 million.

The purchase consideration for the acquisition, which is expected to close no later than the end of the first quarter of 2006, will consist of a combination of $97.9 million of common operating partnership units in Mack-Cali Realty, L.P. and the assumption of approximately $63.8 million of mortgage debt. At closing, the sellers may elect to receive approximately $27.9 million in cash in lieu of common operating partnership units.

Under the agreement, Mack-Cali also has the option to acquire for $13 million approximately 43 acres of adjacent land sites. These sites can accommodate the development of up to 600,000 square feet of office space.

Located on the Capital Beltway (I-95/I-495), northeast of Washington, D.C., Capital Office Park is 84.6% leased to 90 tenants. Major tenants include the Hewlett-Packard Company (NYSE: HPQ), the U.S. General Services Administration, Verizon Communications, Inc. (NYSE: VZ), L-3 Communications Titan Corporation (NYSE: LLL), Joseph Greenwald & Laake, P.A., and Lockheed Martin Corporation (NYSE: LMT).

Mitchell E. Hersh, president and chief executive officer of Mack-Cali, commented, “This transaction will allow us to acquire one of the premier office complexes in the region and also substantially expand our franchise by tripling our holdings in this strategic Mid-Atlantic market.” Upon completion of the transaction, Mack-Cali will own approximately 1.3 million square feet of class A office space in the metropolitan Washington, D.C. market.

Capital Office Park is located in Greenbelt, Maryland at the western border of Prince George’s County, less than five miles from Montgomery County and 12 miles from the center of Washington, D.C. Situated at Kenilworth Avenue (Route 201) on the Capital Beltway, Capital Office Park features the Greenbelt Marriott Hotel and Conference Center on-site and MetroRail and MARC commuter rail services nearby.

The buildings being acquired are 6301, 6303, 6305, 6404 and 6406 Ivy Lane, each eight stories; a seven-story building at 6411 Ivy Lane; and a four-story building at 9200 Edmonston Road.

Nicholas C. Pappas of Eastdil Realty Company, L.L.C. is representing the seller in the transaction.

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali currently owns or has interests in 271 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 30.2 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,100 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s Web site at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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